Exhibit 10.17

MANAGEMENT FOR HIRE AGREEMENT

between

Gantt Consulting AS

and

Crown LNG AS

1st of April 2023

Para.	Title	Description
1	The Parties	This Management for Hire Agreement has been entered into between Gantt Consulting AS (registration number 917 201 331) and Crown LNG AS (registration number 923 696 962).

2	The Engagement	Crown LNG AS (Crown) will engage Gunnar Knutsen (GKn), owner of Gantt Consulting AS (Gantt), as the Managing Director (MD) of the Crown. The MD reports to the Chairman of Crown. The Job Description is included in Appendix 1.

The position will require full-time engagement for the Term. It is however acknowledged and agreed between the Parties that Gunnar Knutsen will participate in a limited number of other activities at Gantt and also participate in a limited number of other engagements on behalf of Gantt, subject to no conflict of interest between Crown and such other clients of Gantt.

Gantt and GKn are not obliged to carry out consultant services beyond what is set out above. GKn shall, however perform such additional services as from time to time is required by Crown in writing if these additional services are of a similar nature as the services and are reasonably related to the services. If GKn provides any such additional services, the provisions of this agreement, including the rates applicable to the Services shall apply unless otherwise explicitly stated in the written instructions by Crown.

3	Term and Termination	This Management for Hire Agreement shall enter into force on the 1st of April 2023 (the “effective date”) and payment of the monthly fee start from the same date.

The agreement will remain in force for the next 24 consecutive months and will then automatically expire.

Each party can terminate this agreement by giving 3 months written notice.

If the agreement is terminated by Crown for any other reasons than wilful misconduct by Gantt / GKn, Crown will pay the fee for the full notification period and for an additional period of 6 months after termination.

Either Party may terminate this agreement during the term with immediate effect by giving prior notification in writing:

		a)	if the other Party is declared bankrupt or judicial procedures have been initiated to that end; or

		b)	in case the other Party proposes to open debt-negotiations or requests any arrangement for the benefit of creditors; or

		c)	in case the other party stops or suspends payment of its debts or is unable to or admits inability to pay its debts as they fall due; or

		d)	in case of any change of control of the said company. By change of control is understood that a majority of the votes of the said company directly or indirectly is transferred to another legal entity.

Para.	Title	Description
4	Remuneration
4.1	Monthly Fee	The agreed monthly Fee is NOK 570.000 (excl. vat).

In addition to the Fee, Crown shall pay:

• Documented travel expenses (tickets, hotels, local transport, car parking, etc.)

• Representation on behalf of Crown

• Daily allowance during travel according to “Statens Satser”

The fee is inclusive of all other taxes, fees and dues that may be levied on the Fee. The Fee is fixed until the 1st of July 2023. A yearly escalation of the Fee shall be in accordance with the Norwegian Consumer Price Index (Basis: July 2022 = 124,2).

Until pre-FID funding has been secured and made available, the monthly Fee will be 1/3 of the agreed Fee, i.e., NOK 190.000. The earned but not paid part of the monthly Fee shall be accumulated and paid as soon as pre-FID funding has been secured and made available.

The Fee will be adjusted for any sick-leave and / or vacation periods. The Fee will be reduced for any sick-leave or vacation periods based on the number of days for sick-leave and / or vacation multiplied by the Fee divided by 20 (average number of working days for a month). Working from home, even during sick-leave or vacation periods shall count as working days.

4.2	Earned but not paid fee	The earned but not paid part of the monthly Fee shall be accumulated and paid as soon as pre-FID funding has been secured and made available. Earned but not paid fee includes:

• Earned but not paid Fee related to this Management for Hire Agreement.

• Earned but not paid Fee related to the earlier Management for Hire Agreement, dated 10th of July 2020.

• Promissory Note issued by Crown LNG Holdings AS (CHO), dated 30th June 2020.

This paragraph 4.2 shall survive and termination or expiry of this Management for Hire Agreement.

5	Invoicing and Payment	Gantt will issue invoices to Crown on the 15th day of each month.

If VAT is applicable, VAT will be added to the Fee.

Payments to Gantt shall be made within 14 days after receipt of a correct invoice supported by required documentation.

Gantt acknowledge that the Company is in a process of completing the pre-FID funding for the projects and delay of payment may be necessary in the event the Company is delayed in with its funding. In the event of late payment, the outstanding balance shall be added to the balance of “earned but not paid fee. Crown will not be in breach of this agreement if and when this late payment procedure is invoked by Crown.

Para.	Title	Description
Each Party shall pay all taxes, fees and dues required by it because of this agreement and the services performed hereunder.

Each party undertakes to indemnify and hold harmless the other party for any liability it may incur due to the other party not having fulfilled its obligation pursuant to the preceding sentence. Gantt undertakes to indemnify and hold harmless Crown for any taxes, fees, and dues levied on the Fee.

6	Insurance	Crown shall arrange for and pay for liability and travel insurances on behalf of GKn. Such insurances shall be in accordance with normal practice for a company operating in the same marked and business sector as Crown as well as in accordance with normal practice for the position contracted to Gantt / GKn.

7	Intellectual Property	All intellectual property including intellectual property involving or relating to patentable inventions, non-patentable processes or know-how, designs and/or copyright arising out of the Services shall be the sole property of Crown.

8	Confidential Information	Any Confidential Information (including the terms of this agreement) shall be treated by the receiving party as confidential and proprietary information of the disclosing party and will be used by the receiving party solely in connection with its performance of this Agreement.

Confidential Information means any technical or business information, including but not limited to books, records, memoranda, computer and other discs and tapes, data listings, codes, designs, drawings and other documents, information and material whatsoever relating to the business of Crown, its employees, agents, customers or contractors, whether or not the same is marked as confidential or proprietary.

9	No Employment	Nothing in this agreement shall be construed to form any kind of employment relationship between GKn and Crown. If any such relationship is alleged by any governmental or official authority, both Parties agree to undertake and implement such measures as to ensure that such an employment relationship shall not be construed.

10	Force Majeure	Force majeure shall mean an occurrence beyond the control of the party affected, provided that such party could not reasonably have foreseen such occurrence at the time of entering the Agreement and could not reasonably have avoided or overcome it or its consequences.

A party shall not be considered in breach of the agreement to the extent it is proven that he was unable to fulfil his contractual obligations due to force majeure.

Para.	Title	Description
The party invoking force majeure shall notify the other party thereof without undue delay. Such notice shall also include the cause of the delay and the presumed duration thereof.

Each party is entitled to cancel the agreement if the force majeure situation continues, or it is obvious that it will continue, for more than 60 days.

11	Governing Law	This Agreement shall be governed by and construed in accordance with Norwegian law with Oslo City Court as legal venue.

On behalf of Crown LNG AS	On behalf of Gantt Consulting AS

/s/ Jørn S. Husemoen	/s/ Gunnar Knutsen
Jørn S. Husemoen	Gunnar Knutsen
Chairman	Owner

Appendix 1

JOB DESCRIPTION

Company:	Crown LNG AS (CMO)

Position:	Managing Director (CMO MD)

Reporting to:	Chairman of the Board in CMO

1.	About the Company and Position

The Crown LNG Group’s (CHO) vision is to provide offshore solutions to energy projects exposed to harsh weather conditions. Core to the company is the knowledge, solutions, and technologies deployed for safe and reliable terminal infrastructure.

CHO currently has one LNG GBSRU for Indian Market fully consented and an FSRU for Scotland, UK in the consenting phase. However, the strategy for the company is to continue to innovate and provide solutions for LNG, Hydrogen, Ammonia, Offshore Wind, and other applications for clients with projects exposed to harsh weather conditions.

CHO shall continue to pursue offshore energy projects exposed to harsh weather conditions in parallel to delivering the GBSRU for Kakinada, India, and the FSRU for Grangemouth, Scotland.

CMO, led by the CMO MD, shall head the design and delivery of solutions and fulfillment of projects. This includes but is not limited to being a part of the marketing and sales team headed by the Group Global Sales function. The creation of new innovative solutions for projects in harsh weather conditions is important for the Company’s competitive position.

The Company will build and maintain high-level solution design capabilities for offshore infrastructure and be an employer of choice. The CMO MD shall lead this work.

2.	Role & Responsibility

CMO MD shall be the Head of CMO and the Crown LNG group solution and project fulfillment division and actively promote GBSRU and similar solutions for harsh weather conditions.

2.1.	Solution design and new innovations for harsh weather terminal solutions

2.2.	Project management and fulfillment of projects

2.3.	Promotion of solutions for new projects globally including participation in relevant tradeshows

2.4.	Day-to-day management of CMO including attracting and retaining talent.

3.	Authority

3.1.	Execution as per approved budget for CMO and customer project.

3.2.	Authorization of expenses and purchases according to the Company authorization matrix.

3.3.	Contract and employ new staff/ resources according to budget and apply the “Grandfather” principle.

Definition of grandfather principle “* A major decision has to be approved by the manager’s manager (the “grandparent”).

*	To guarantee fair and objective remuneration, all decisions concerning personal compensation and benefits made by a manager are also approved by the manager’s manager.

4.	Interfaces

4.1.	CMO Board/Chairman 4.2. CFO Crown LNG Group

4.3.	Head of Crown LNG Project Company

4.4.	Head of Global Sales and the sales process

5.	Reporting

5.1.	Board – Board meeting in relevant companies of the Crown LNG Group

6.	Competence requirement

6.1.	Minimum 15 years of executive-level experience in energy infrastructure and /or renewable energy project development, origination, and advisory or in a related role.

6.2.	Experience working in a global, matrixed organization

6.3.	Experience in and detailed understanding of commercial and regulatory markets, as it relates to project development and implementation

6.4.	Proven change agent, collaborator, and problem solver, creating win-win outcomes

6.5.	Experience working with both public and private sector clients, through project development, implementation, and monitoring.